Exhibit 10.67

NUVELO, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

As Amended August 1, 2007 (the “Amendment Date”).

1.	INTRODUCTION

The Nuvelo, Inc. Executive Change in Control and Severance Benefit Plan (the “Plan”), as established effective December 14, 2004 (the “Effective Date”) and amended from time to time, is intended to provide for the payment of severance benefits and/or change in control benefits to certain eligible employees of Nuvelo, Inc. and its wholly owned subsidiaries (collectively, “Nuvelo”). The Plan supersedes and replaces in its entirety any change in control and/or severance arrangement adopted by Nuvelo. This Plan also is intended to supersede any unwritten severance plan, policy, or practice of Nuvelo and any unwritten change of control plan, policy or practice of Nuvelo. However, except as provided herein, this Plan does not supersede any written agreement between Nuvelo and any employee that provides for payments or benefits in the event of termination of employment or a change in control of Nuvelo. This Plan may, however, provide for certain offsets or reduction of benefits under this Plan on account of such other benefits. This document also is the Summary Plan Description for the Plan.

2.	DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a) “Alternative Benefits” means Covered Benefits that are provided by a program, plan, agreement, or arrangement other than this Plan. Accordingly, for example, an “Alternative Cash Severance Benefit” means a Cash Severance Benefit that is an Alternative Benefit and an “Alternative Continued Medical Benefit” means a Continued Medical Benefit that is an Alternative Benefit. Notwithstanding the foregoing, a benefit that is designated an Alternative Benefit in a Participant’s Participation Notice shall be deemed to be an Alternative Benefit with respect to such Participant, and a benefit that is designated as not an Alternative Benefit in a Participant’s Participation Notice shall not be deemed to be an Alternative Benefit with respect to such Participant. Any benefit provided to a Participant other than by this Plan which is not addressed in the Participant’s Participation Notice shall be deemed to be an Alternative Benefit if such benefit is described in the first sentence of this Section 2(a).

(b) “Base Salary Amount” means the greater of (i) the Participant’s base salary as determined on a monthly basis at the time of the Covered Termination multiplied by twelve (12), or (ii) the greatest amount of base salary received by the Participant in any consecutive twelve (12) month period that occurred within the thirty-six (36) month period immediately preceding the Covered Termination. For clarity purposes, any amount that a Participant elects to have withheld from the Participant’s base salary, for example, contributions to any current or future plan qualified under Section 401(k) of the Code or any nonqualified deferred compensation plan (collectively “Elective Deferral Plans”) shall not reduce the Participant’s Base Salary Amount.

(c) “Base Severance Benefit” means the Participant’s Base Salary Amount. Except as may be set forth in the Participant’s Participation Notice, in the event the Participant has received, or is entitled to and has not waived, an Alternative Cash Severance Benefit, the Base Severance Benefit shall be reduced (but not below zero) by the amount of the Alternative Cash Severance Benefit.

(d) “Board” means the Board of Directors of Nuvelo.

(e) “Bonus Amount” means the highest level of Bonuses Received by the Participant in any consecutive eleven (11) month period that occurred within the thirty-six (36) month period immediately preceding the Covered Termination. “Bonuses Received” means any cash bonuses paid to a Participant pursuant to a cash bonus plan or program and shall not include, for example, amounts received pursuant to restricted stock, restricted stock units, or stock appreciation rights whether or not such awards are paid or settled in cash.

(f) “Bonus Severance Benefit” means the Participant’s Bonus Amount. Except as may be set forth in the Participant’s Participation Notice, in the event the Participant has received, or is entitled to and has not waived, an Alternative Cash Severance Benefit, the Bonus Severance Benefit shall be reduced (but not below zero) by the amount of the excess, if any, of Alternative Cash Severance Benefit over the Base Severance Benefit.

(g) “Change in Control” is defined as one or more of the following events:

(i) there is consummated a sale or other disposition of all or substantially all of the assets of Nuvelo, as determined on a consolidated basis (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of Nuvelo immediately after such sale or other disposition in substantially the same proportions as their ownership of Nuvelo immediately prior to such sale or other disposition); or

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Nuvelo, and, immediately after the consummation of such transaction, the stockholders of Nuvelo immediately prior to the consummation of such transaction do not directly or indirectly own, immediately after the consummation of such transaction, outstanding voting securities representing at least fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or at least fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction, in each case in substantially the same proportions as their ownership of Nuvelo immediately prior to such transaction; or

(iii) any person, entity or group (other than Nuvelo, a subsidiary or affiliate of Nuvelo, or a Nuvelo employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of Nuvelo representing at least fifty percent (50%) of the combined voting power of Nuvelo’s then-outstanding securities, other than by virtue of a merger, consolidation or similar transaction; or

(iv) the individuals who, at the beginning of any period of twelve (12) months or less, constituted the Board of Directors of Nuvelo cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least a majority of the directors then still in office who were directors at the beginning of such period.

(h) “Change in Control Severance” means any Covered Termination of a Participant that occurs during the one (1) month prior to or during the twelve (12) months after a Change in Control.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Constructive Termination” means the Participant’s resignation from all positions he or she then holds with Nuvelo if one or more of the following events occur without the Participant’s express written consent:

(i) the assignment to the Participant of duties or responsibilities that results in a material diminution in the Participant’s authority, duties, position, status, or responsibilities with Nuvelo as in effect at any time during the twelve (12) month period preceding such assignment;

(ii) a material reduction in the Participant’s base salary;

(iii) a change in the Participant’s business location that results in a round trip increase in the Participant’s daily commute of more than 35 miles, except for required travel for Nuvelo’s business to an extent substantially consistent with Participant’s prior business travel obligations;

(iv) a material breach by Nuvelo of any provisions of the Plan or any enforceable written agreement between Nuvelo and the Participant; or

(v) any failure by Nuvelo to obtain assumption of the Plan by any successor to, or assignee of, Nuvelo.

Notwithstanding the foregoing, a voluntary termination shall not be deemed a Constructive Termination unless (x) the Participant provides Nuvelo with written notice (the “Constructive Termination Notice”) that the Participant believes that an event described in this Section 2(j) has occurred, (y) the Constructive Termination Notice is given within thirty (30) days after the date the event occurred, and (z) Nuvelo does not rescind or cure the conduct giving rise to the event described in this Section 2(j) within thirty (30) days of receipt by Nuvelo of the Constructive Termination Notice, in which case the date of Constructive Termination shall be deemed the date on which that thirty (30) day period expires.

(k) “Continuation Period” means the twelve (12) month period running from the date of the Covered Termination.

(l) “Continued Medical Benefits” means the Nuvelo’s contributions toward the cost of continuation coverage under COBRA as provided under Sections 5(c) and 6(d).

(m) “Covered Benefits” means the following benefits: (i) Base Severance Benefit, (ii) Bonus Severance Benefit, (iii) Continued Medical Benefits and (iv) accelerated vesting of Nuvelo Stock Awards.

(n) “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination. Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination.

(o) “Eligible Employee” means all executive employees at the level of Vice President of Nuvelo or above. In addition to the foregoing, “Eligible Employee” means any other current or former employee of Nuvelo (x) who has been designated by the Board as eligible for benefits under the Plan and (y) whose highest seniority level was at least the equivalent of a Vice President; provided, however, that the Board shall not designate more than ninety-nine (99) persons as Eligible Employees at any one time.

(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q) “Involuntary Termination Without Cause” means an involuntary termination of employment by Nuvelo other than for one of the following reasons:

(i) a refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the Participant reports, which refusal or failure is not cured within 30 days following delivery of written notice of such conduct to the Participant;

(ii) a material failure by the Participant to perform his or her duties in a manner reasonably satisfactory to the Board that is not cured within 30 days following delivery of written notice of such failure to the Participant; or

(iii) participation in, a conviction of, or a plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, or dishonesty that is likely to have or has had a material adverse effect on Nuvelo.

Termination of employment of a Participant due to death or disability shall not constitute an Involuntary Termination.

(r) “Option” means any and all options granted to a Participant by Nuvelo, in exchange for the performance of services, to acquire common stock of Nuvelo, other than any options granted to a Participant which expressly provide that this Plan shall not apply to such option.

(s) “Participant” means an Eligible Employee who has received a Participation Notice that the employee is eligible to receive benefits pursuant to this Plan.

(t) “Participation Notice” means the latest notice delivered by Nuvelo to an Eligible Employee informing the employee that the employee is eligible for Covered Benefits. A Participation Notice shall be in such form as may be determined by Nuvelo. Notwithstanding the foregoing, neither Nuvelo nor any successor may amend a Participation Notice in any way that is adverse to a Participant, without the written consent of the Participant, unless (x) the amendment is made more than six (6) months prior to an applicable Covered Termination or Change in Control and (y) the amendment does not reduce any benefits the Participant would receive under the Plan to an amount that is less than the benefits the Participant would receive if the amended Participation Notice did not address such benefit.

(u) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may be, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(v) “Regular Severance” means any Covered Termination that is not a Change in Control Severance.

(w) “Stock Award” means any and all compensatory stock awards (including Options) and stock rights (including, without limitation, restricted stock, restricted stock units and stock appreciation rights) granted to a Participant with respect to Nuvelo stock in exchange for services rendered or to be rendered to Nuvelo and which entitle the Participant to receive either common stock of Nuvelo or some other pecuniary benefit determined by reference to Nuvelo common stock, other than any stock awards granted to a Participant which expressly provide that this Plan shall not apply to such Stock Awards.

(x) “Vested” means that the Stock Award is, in the case of an Option, exercisable in full and, in the case of all other Stock Awards, that the Stock Award is not subject to Nuvelo’s right (whether conditional or unconditional) to reacquire the Stock Award due to forfeiture or repurchase at less than the fair market value of the stock or Stock Award.

3.	ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the provisions set forth in this Section and Section 7, in the event of a Change in Control, Nuvelo will provide the Change in Control benefits described in Sections 4 and 5 of the Plan to the affected Participants. Subject to the provisions set forth in this Section and Section 7, in the event of a Regular Severance, Nuvelo will provide the severance benefits described in Section 6 of the Plan to the affected Participant.

(b) Exceptions to Benefit Entitlement. An employee who otherwise is a Participant will not receive benefits under the Plan in any of the following circumstances, as determined by Nuvelo in its sole discretion:

(i) The employee voluntarily terminates employment with Nuvelo in order to accept employment with another entity that is controlled (directly or indirectly) by Nuvelo or is otherwise an affiliate of Nuvelo.

(ii) The Participant does not confirm in writing that Participant shall be subject to Nuvelo’s Confidential Information Agreement (and any other proprietary information or confidentiality agreement of similar effect).

(iii) Except as may be set forth in a Participant’s Participation Notice, the Participant shall not be entitled to receive the benefits set forth in Sections 5(c) or 6(d) if the Participant has either (i) previously received an Alternative Continued Medical Benefit or (ii) is eligible for and has not waived an Alternative Continued Medical Benefit.

(iv) The Participant refuses to execute and let become effective, within the time period provided by Nuvelo, the release of claims described in Section 7 below.

(v) The Participant has not returned all Nuvelo property which he or she has had in his or her possession at any time, including but not limited to any materials which contain or embody any Nuvelo proprietary or confidential information and any computers, mobile telephones and other physical property.

(c) Termination of Benefits. A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to, or during, the Continuation Period, the Participant, without the prior written approval of Nuvelo:

(i) willfully breaches a material provision of the Participant’s Confidential Information Agreement (or any other proprietary information or confidentiality agreement of similar effect);

(ii) encourages or solicits any of Nuvelo’s then-current employees to leave Nuvelo’s employ for any reason or interferes in any other manner with employment relationships at the time existing between Nuvelo and its then-current employees;

(iii) induces any of Nuvelo’s then-current clients, customers, suppliers, vendors, distributors, licensors, licensees, or other third parties to terminate their existing business relationship with Nuvelo or interferes in any other manner with any existing business relationship between Nuvelo and any then-current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

4.	CHANGE IN CONTROL STOCK AWARD VESTING BENEFITS

In the event of a Change in Control, a Participant shall receive the following benefits in respect of any Stock Awards which remain outstanding as of immediately prior to the effective time of the Change in Control (the “Effective Time”):

(a) Change in Control Vesting Benefit. If the Participant is still employed as of the Effective Time, to the extent the Participant holds any Stock Award that is not fully Vested, one hundred percent (100%) of each Stock Award shall become Vested as of immediately prior to the Effective Time.

(b) Vesting Benefit for Covered Termination Preceding Change in Control. If the Participant is not employed as of the Effective Time but the Participant’s employment terminated pursuant to a Covered Termination during the one (1) month period ending on the Effective Time, the Stock Awards held by the Participant that were not Vested on the date of the Participant’s Covered Termination shall become Vested as of immediately prior to the Effective Time.

(c) Coordination with Outstanding Stock Awards. In the event the provisions of this Section 4 would adversely affect a Stock Award outstanding on the Amendment Date, this Section 4 shall not apply to such Stock Award without the consent of the Participant.

5.	CHANGE IN CONTROL SEVERANCE BENEFITS

(a) Change in Control Severance Benefits. Upon a Change in Control Severance, and subject to the conditions described in Section 3, such Participant shall receive the benefits described in Sections 5(b) and 5(c). Any amounts paid pursuant to this Section 5 shall be subject to all income tax and employment tax withholding requirements as well as any other applicable withholding requirements.

(b) Cash Severance Benefits. The Participant who incurred such Change in Control Severance shall receive the Base Severance Benefit and the Bonus Severance Benefit.

(c) Continued Medical Benefits. Provided that the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state laws of similar effect, “COBRA”), Nuvelo shall pay for the Continuation Period (or such earlier date as the Participant and his or her dependents are no longer eligible for COBRA coverage) the portion of premiums of the Participant’s group medical, dental, and vision coverage, including coverage for the Participant’s eligible dependents, that Nuvelo paid prior to the Change in Control Severance; provided, however, that no such premium payments (or any other payments for medical, dental or vision coverage by Nuvelo) shall be made following the effective date of the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer or after the date the Participant or his or her eligible dependents otherwise cease to be eligible for COBRA coverage. Each Participant shall be required to notify Nuvelo immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that Nuvelo’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect whether or not to continue Nuvelo’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Participant will be responsible for the entire payment of premiums required under COBRA for the remainder, if any, of the COBRA continuation period. For purposes of this Section 5(c), applicable premiums paid by Nuvelo during the Continuation Period shall not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant. Nuvelo’s sole obligation pursuant to this Section 5(c) is to pay the portion of the premium described above for any COBRA coverage during the Continuation Period. If the Participant or his spouse or his dependents cannot remain eligible for continued COBRA coverage for the entire Continuation Period, Nuvelo shall have no obligation to provide individual medical, dental, and vision coverage for the individual(s) who cease to be so eligible for the remainder of the Continuation Period.

6.	REGULAR SEVERANCE BENEFITS.

(a) Regular Severance Benefit. Upon a Regular Severance, and subject to the conditions described in Section 3, such Participant shall receive the benefits described in Sections 6(b) – 6(d), below. Any amounts paid pursuant to this Section 6 shall be subject to all income tax and employment tax withholding requirements as well as any other applicable withholding requirements.

(b) Base Severance Benefit. The Participant who incurred the Regular Severance shall begin to receive from Nuvelo the Base Severance Benefit.

(c) Credit Toward Vesting Requirements. With respect to any Stock Awards that are outstanding on the date of the Regular Severance, the Participant shall be immediately credited with an additional twelve (12) months of service for the purposes of determining the portions of such Stock Awards that are Vested.

(d) Continued Medical Benefits. Provided that the Participant timely elects continued coverage under COBRA, Nuvelo shall pay for the Continuation Period (or such earlier date as the Participant and his or her dependents are no longer eligible for COBRA coverage) the portion of premiums of the Participant’s group medical, dental, and vision coverage, including coverage for the Participant’s eligible dependents, that Nuvelo paid prior to the Change in Control Severance; provided, however, that no such premium payments (or any other payments for medical, dental or vision coverage by Nuvelo) shall be made following the effective date of the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer or after the date the Participant or his or her eligible dependents otherwise cease to be eligible for COBRA coverage. Each Participant shall be required to notify Nuvelo immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that Nuvelo’s payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect whether or not to continue Nuvelo’s group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Participant will be responsible for the entire payment of premiums required under COBRA for the remainder, if any, of the COBRA continuation period. For purposes of this Section 6(d), applicable premiums paid by Nuvelo during the Continuation Period shall not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant. Nuvelo’s sole obligation pursuant to this Section 6(d) is to pay the portion of the premium described above for any COBRA coverage during the Continuation Period. If the Participant or his spouse or his dependents cannot remain eligible for continued COBRA coverage for the entire Continuation Period, Nuvelo shall have no obligation to provide individual medical, dental, and vision coverage for the individual(s) who cease to be so eligible for the remainder of the Continuation Period.

7.	LIMITATIONS ON BENEFITS

(a) Release. In order to be eligible to receive benefits under Sections 3, 4, 5, and 6 of the Plan, a Participant (or, in the case of the Participant’s death or disability, the Participant’s legal representative) must execute a general waiver and release in the form generally in use by Nuvelo at the time of such Covered Termination or Change in Control within the time provided by the Company (which time period shall generally not exceed 45 days from the date on which the Participant receives the form of release) and allow such release to become effective in accordance with its terms (such effective date, the “Release Date”). Nuvelo, in its sole discretion, may modify the form of the required release to comply with applicable federal and state law and shall determine the form of the required release.

(b) Timing of Payments. Any Base Severance Benefit and Bonus Severance Benefit to which a Participant is entitled shall be paid in substantially equal installments over the Continuation Period in accordance with Nuvelo’s normal payroll pay cycle, commencing with the first regular payroll pay date after the date of termination; provided, however, that no installments shall be paid prior to the Release Date (as defined below), and any installments that would have been paid through the Release Date shall instead be paid in a lump sum on the first regular payroll pay date on or after the Release Date, with the balance of the installments paid in accordance with the regular payroll pay cycle thereafter.

(c) Certain Reductions and Offsets. Notwithstanding any other provision of the Plan to the contrary, a Covered Benefit payable to a Participant under this Plan shall be reduced (but not below zero) by any Alternative Benefit to such Covered Benefit payable by Nuvelo to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Participant and any entity, covering such individual. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws or statutory severance requirements, require Nuvelo to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Plan shall be paid in satisfaction of any and all such statutory obligations. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

(d) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan (other than the Continued Medical Benefits) be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with Nuvelo.

(e) Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan more than one time. This Plan is designed to provide certain severance pay and change of control benefits to Participants pursuant to the terms and conditions set forth in this Plan and any associated Participation Notice. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid earned salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination and/or a Change in Control.

(f) Indebtedness of Participants. If a terminating employee is indebted to Nuvelo or an affiliate of Nuvelo at his or her termination date, Nuvelo reserves the right to offset any Covered Benefits under the Plan by the amount of such indebtedness.

(g) Parachute Payments.

(i) Best-After Tax Result. If any payment or benefit a Participant would receive, from Nuvelo or otherwise, whether or not pursuant to this Plan, in connection with a Change in Control (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, or local excise tax (such excise taxes, together with any related interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards unless the Participant elects in writing a different order for cancellation.

(ii) Use of Third Party Expert. The accounting firm engaged by Nuvelo for the purpose of rendering general tax advice as of the day prior to the effective date of the Change in Control shall perform the calculations required by this Section 7(g). If the accounting firm so engaged by Nuvelo is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, Nuvelo shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Nuvelo shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Nuvelo and the Participant within fifteen (15) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by Nuvelo or the Participant) or such other time as requested by Nuvelo or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment to a Participant, it shall furnish Nuvelo and the Participant with an opinion reasonably acceptable to Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Nuvelo and the Participant.

(h) Application of Section 409A. If Nuvelo (or, if applicable, the successor entity thereto) determines that the payments and benefits provided under the Plan (the “Plan Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and a Participant is a “specified employee” of Nuvelo or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date, (ii) the date of the Participant’s death, or (iii) such earlier date, as reasonably determined in good faith by Nuvelo (or any successor entity thereto), as would not result in any of the Plan Payments being subject to adverse personal tax consequences under Section 409A, (such earliest date, the “Delayed Initial Payment Date”), Nuvelo (or the successor entity thereto, as applicable) shall (A) pay to the Participant a lump sum amount equal to the sum of the Plan Payments that the Participant would otherwise have received through the Delayed Initial Payment Date (including reimbursement for any premiums paid by the Participant for health insurance coverage under COBRA) if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 7(h) and (B) commence paying the balance of the Plan Payments in accordance with the applicable payment schedules set forth above. For the avoidance of doubt, it is intended that (1) each installment of Covered Benefits is a separate “payment” for purposes of Section 409A, (2) all Plan Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), (3) the Plan Payments constituting accelerated vesting satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(5)(i)(A) and (ii), and (4) the Plan Payments constituting Continued Medical Benefits also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

8.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations, and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. Nuvelo reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Change in Control or a Covered Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of Nuvelo. Unless otherwise required by law, no approval of the shareholders of Nuvelo shall be required for any amendment or termination including any amendment that increases the benefits provided under any Stock Award.

9.	TERMINATION OF CERTAIN EMPLOYEE BENEFITS.

Except as provided herein, all employee benefits other than health insurance and life insurance (such as disability and 401(k) plan coverage) terminate as of a Participant’s employment termination date (except to the extent that a conversion privilege may be available thereunder).

10.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of Nuvelo or (ii) to interfere with the right of Nuvelo to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11.	LEGAL CONSTRUCTION.

This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

12.	CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:

Nuvelo, Inc.

Attn: Vice President - Human Resources

201 Industrial Road, Suite 310

San Carlos, CA 94070-6211

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right, if applicable, to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(c) – (f) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied may appeal the denial by submitting a request for a review to the Review Panel (defined below) within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Review Panel

Nuvelo, Inc.

Attn: Vice President - Human Resources

201 Industrial Road, Suite 310

San Carlos, CA 94070-6211

The Review Panel shall be comprised of two (2) or more persons to be appointed by Nuvelo. The applicant (or his or her representative) must submit the appeal within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant, or his or her representative, to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Review Panel is to render its decision on the review. The Review Panel will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right, if applicable, to bring a civil action under section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. If the applicant wishes to submit additional information in connection with an appeal from the denial of benefits, he or she may be required to do so at his or her own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Review Panel has denied the appeal. Notwithstanding the foregoing, if the Review Panel does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 12, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13.	BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by Nuvelo. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of Nuvelo.

14.	OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to Nuvelo (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 36-3855489. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 506.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Nuvelo, Inc., Attn: Vice President of Human Resources.

(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is Nuvelo, Inc., Attn: Vice President - Human Resources, 201 Industrial Road, Suite 310, San Carlos, CA 94070-6211. The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 517-8000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Nuvelo, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan for the purposes of this Section 15 and, under ERISA, you are entitled with respect to benefits covered by ERISA to:

Receive Information About Your Plan And Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report, if applicable.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable,1 and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

16.	GENERAL PROVISIONS.

(a) Notices. Any notice, demand or request required or permitted to be given by either Nuvelo or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of Nuvelo, at the address set forth in Section 12(a) and, in the case of a Participant, at the address as set forth in Nuvelo’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a Party may request by notifying the other in writing.

[1]	Note: the Plan, as of the date of its adoption, is not subject to the requirement of filing such an annual report.

(b) Transfer and Assignment. The rights and obligations of Participant under this Plan may not be transferred or assigned without the prior written consent of Nuvelo. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by Nuvelo without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

17.	CIRCULAR 230 DISCLAIMER.

THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 CFR PART 10). ANY ADVICE IN THIS PLAN IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. ANY ADVICE IN THIS PLAN WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S SEVERANCE BENEFIT PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

18.	EXECUTION.

To record the amendment and restatement of the Plan as set forth herein, Nuvelo, Inc. has caused its duly authorized officer to execute the same as of August 1, 2007.

NUVELO, INC.

By:	/s/ Lee Bendekgey
Lee Bendekgey
Title:	Senior Vice President